UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-144337	75-2749762
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15305 Dallas Parkway Suite 1600 Addison, Texas		75001
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 713-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Fourth Amendment to the Credit Agreement

On April 4, 2013, United Surgical Partners International, Inc. (“USPI” or “the Company”), closed its previously announced Fourth Amendment to its Credit Agreement dated as of April 19, 2007, as amended, among USPI, USPI Holdings, Inc., each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other Agents named therein. On the closing date, $150 million of New Tranche B Term Loans due 2019 were used to prepay in full USPI’s Non-Extended Term Loans due 2014 and to pay related expenses and fees. In addition, effective as of the closing date, the Fourth Amendment reduced the interest rate margin for Extended Term Loans due 2017 from 3.50% to 2.50% with respect to Base Rate Loans and from 4.50% to 3.50% with respect to Eurodollar Rate Loans, subject to an interest rate floor of 0.75% for such Eurodollar Rate Loans, reduced the interest rate margin for New Tranche B Term Loans due 2019 from 3.75% to 2.75% with respect to Base Rate Loans and from 4.75% to 3.75% with respect to Eurodollar Rate Loans, subject to an interest rate floor of 1.00% for such Eurodollar Rate Loans, and reduced the interest rate margins for Revolving Loans by 1.00% with respect to Base Rate Loans and Eurodollar Rate Loans. The Fourth Amendment also increased the amount of incremental facilities that may be incurred under the Credit Agreement from $50 million to $200 million. The Fourth Amendment provides that if, on or prior to the first anniversary of the closing date USPI prepays any Extended Term Loans or New Tranche B Term Loans in connection with certain repricing transactions, USPI must pay a prepayment premium of 1.00% of the aggregate principal amount of the loans so prepaid.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

By:	/s/ James E. Mutrie
James E. Mutrie
General Counsel and Compliance Officer

Date: April 4, 2013